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                                                                    EXHIBIT 10.1




                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                          ACCORD CONTRACT SERVICES LLC



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                                TABLE OF CONTENTS

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                                                                            ----

ARTICLE I      CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . . .   1


ARTICLE II     FORMATION; NAME; PLACE OF BUSINESS. . . . . . . . . . . . . .   1

     2.1       Formation of LLC; Certificate of Formation. . . . . . . . . .   1
     2.2       Name of LLC . . . . . . . . . . . . . . . . . . . . . . . . .   2
     2.3       Place of Business . . . . . . . . . . . . . . . . . . . . . .   2
     2.4       Registered Office and Registered Agent. . . . . . . . . . . .   3
     2.5       Associated Agreements . . . . . . . . . . . . . . . . . . . .   3
     2.6       Representations and Warranties. . . . . . . . . . . . . . . .   3
     2.7       Partnership Interest. . . . . . . . . . . . . . . . . . . . .   4

ARTICLE III    PURPOSES AND POWERS OF LLC. . . . . . . . . . . . . . . . . .   5

     3.1       Purposes. . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.2       Powers. . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE IV     TERM OF LLC . . . . . . . . . . . . . . . . . . . . . . . . .   5


ARTICLE V      CAPITAL . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

     5.1       Initial Capital Contributions of the Members. . . . . . . . .   6
     5.2       Additional Capital Contributions of the Members . . . . . . .   6
     5.3       Capital Accounts. . . . . . . . . . . . . . . . . . . . . . .   6
     5.4       No Interest on Capital Contributions or Capital Accounts. . .   6
     5.5       Advances to LLC . . . . . . . . . . . . . . . . . . . . . . .   6
     5.6       Liability of Members and the Board of Representatives . . . .   7
     5.7       Return of Capital . . . . . . . . . . . . . . . . . . . . . .   7
     5.8       Future Financing. . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE VI     ALLOCATION OF PROFITS AND LOSSES;
               DISTRIBUTIONS; TAXES. . . . . . . . . . . . . . . . . . . . .   7

     6.1       Allocation of Net Income or Net Loss. . . . . . . . . . . . .   7
     6.2       Allocation of Income and Loss With Respect to LLC Interests
               Transferred . . . . . . . . . . . . . . . . . . . . . . . . .   7
     6.3       Distributions and Withholding . . . . . . . . . . . . . . . .   8
     6.4       Overriding Allocations of Net Income and Net Loss . . . . . .   8
     6.5       Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9


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ARTICLE VII    MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . .  10

     7.1       Management of the LLC by the Board of Representatives . . . .  10
     7.2       Officers. . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     7.3       Other Activities of Members or Affiliates; No
               Restrictions on Competition . . . . . . . . . . . . . . . . .  15
     7.4       Certain Transactions. . . . . . . . . . . . . . . . . . . . .  15
     7.5       Indemnification and Exculpation of the Members,
               Representatives, Officers any Affiliate . . . . . . . . . . .  15
     7.6       Rights and Obligations of Members . . . . . . . . . . . . . .  17
     7.7       Performance of Duties; Liability of Representatives . . . . .  17
     7.8       Limited Liability . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE VIII   DEADLOCKS . . . . . . . . . . . . . . . . . . . . . . . . . .  18

     8.1       Deadlock Resolution . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE IX     BANK ACCOUNTS; BOOKS AND RECORDS; STATEMENTS;
               TAXES; FISCAL YEAR. . . . . . . . . . . . . . . . . . . . . .  19

     9.1       Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . .  19
     9.2       Books and Records . . . . . . . . . . . . . . . . . . . . . .  19
     9.3       Financial Statements and Information. . . . . . . . . . . . .  19
     9.4       Accounting Decisions. . . . . . . . . . . . . . . . . . . . .  20
     9.5       Where Maintained. . . . . . . . . . . . . . . . . . . . . . .  20
     9.6       Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE X      TRANSFER AND CONVERSION OF LLC INTERESTS AND
               THE ADDITION, SUBSTITUTION AND WITHDRAWAL OF
               MEMBERS . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

     10.1      Transfer of LLC Interests . . . . . . . . . . . . . . . . . .  20
     10.2      Restrictions on Transfers . . . . . . . . . . . . . . . . . .  21
     10.3      No Right to Withdraw. . . . . . . . . . . . . . . . . . . . .  21
     10.4      Removal . . . . . . . . . . . . . . . . . . . . . . . . . . .  21


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ARTICLE XI     DISSOLUTION AND LIQUIDATION . . . . . . . . . . . . . . . . .  22

     11.1      Events Causing Dissolution. . . . . . . . . . . . . . . . . .  22
     11.2      Cancellation of Certificate . . . . . . . . . . . . . . . . .  25
     11.3      Distributions Upon Dissolution. . . . . . . . . . . . . . . .  25
     11.4      Reasonable Time for Winding Up. . . . . . . . . . . . . . . .  26
     11.5      Distribution in Kind. . . . . . . . . . . . . . . . . . . . .  26
     11.6      Survival of Obligations . . . . . . . . . . . . . . . . . . .  26
     11.7      Deficit Capital Accounts. . . . . . . . . . . . . . . . . . .  26
     11.8      Transitional Cooperation. . . . . . . . . . . . . . . . . . .  26

ARTICLE XII    MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . . .  27

     12.1      Compliance with Delaware LLC Act. . . . . . . . . . . . . . .  27
     12.2      Additional Actions and Documents. . . . . . . . . . . . . . .  27
     12.3      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     12.4      Severability. . . . . . . . . . . . . . . . . . . . . . . . .  28
     12.5      Survival. . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     12.6      Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     12.7      Exercise of Rights. . . . . . . . . . . . . . . . . . . . . .  28
     12.8      Binding Effect. . . . . . . . . . . . . . . . . . . . . . . .  29
     12.9      Limitation on Benefits of this Agreement. . . . . . . . . . .  29
     12.10     Amendment Procedure . . . . . . . . . . . . . . . . . . . . .  29
     12.11     Entire Agreement. . . . . . . . . . . . . . . . . . . . . . .  29
     12.12     Pronouns. . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     12.13     Headings. . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     12.14     Governing Law . . . . . . . . . . . . . . . . . . . . . . . .  29
     12.15     Execution in Counterparts . . . . . . . . . . . . . . . . . .  29
     12.16     Announcements . . . . . . . . . . . . . . . . . . . . . . . .  30
     12.17     Dispute Resolution. . . . . . . . . . . . . . . . . . . . . .  30
     12.18     Nondisclosure of Information. . . . . . . . . . . . . . . . .  32
     12.19     Waiver of Partition and Certain Other Rights. . . . . . . . .  34
     12.20     Involvement of the LLC in Certain Proceedings . . . . . . . .  34
     12.21     Attorney-in-Fact. . . . . . . . . . . . . . . . . . . . . . .  34
     12.22     Member Systems. . . . . . . . . . . . . . . . . . . . . . . .  35



                                   Schedules:
                                   ----------

     Schedule 2.5
     Schedule 5.1
     Schedule 12.22


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                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                          ACCORD CONTRACT SERVICES LLC


     THIS LIMITED LIABILITY COMPANY AGREEMENT ("Agreement") is entered into as of August 8, 1996, by and among Wyle Electronics, a California corporation ("Member A") and Marshall Industries, Inc., a California corporation ("Member B"). Member A and Member B and any other persons or entities who shall in the future execute and deliver this Agreement pursuant to the provisions hereof shall hereinafter collectively be referred to as the "Members."

     Member A and Member B propose to form a joint venture to provide materials management services for each of the Members, including, without limitation, the acquisition of components and products and the provision of kitting, turnkey and autoreplenishment services to customers and related administrative and other related services in connection therewith. Member A and Member B further propose that the joint venture be organized as a limited liability company pursuant to the Delaware Limited Liability Company Act (the "Delaware LLC Act") under the name "ACCORD CONTRACT SERVICES LLC" (the "LLC").

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Members hereby agree as follows:


                                    ARTICLE I
                               CERTAIN DEFINITIONS

     Unless the context otherwise specifies or requires, capitalized terms used herein shall have the respective meanings assigned thereto in ADDENDUM I, attached hereto and incorporated herein by reference, for all purposes of this Agreement (such definitions to be equally applicable to both the singular and the plural forms of the terms defined). Unless otherwise specified, all references herein to Articles or Sections are to Articles or Sections of this Agreement.


                                   ARTICLE II
                       FORMATION; NAME; PLACE OF BUSINESS

     2.1 FORMATION OF LLC; CERTIFICATE OF FORMATION. The Members of the LLC hereby:

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          (a)  authorize the formation of the LLC by the Members as a limited liability company pursuant to the Delaware LLC Act, and further authorize the filing of the Certificate with the Recording Office as required under the Delaware LLC Act;

          (b)  confirm and agree to their status as Members of the LLC;

          (c) execute this Agreement for the purpose of confirming the existence of the LLC and establishing the rights, duties and relationship of the Members;

          (d) agree that if the laws of any jurisdiction in which the LLC transacts business so require, the Board of Representatives also shall file, with the appropriate office in that jurisdiction, any documents necessary for the LLC to qualify or register to transact business under such laws; and

          (e) agree to execute, acknowledge, and cause to be filed, in the place or places and manner prescribed by law, any amendments to the Certificate as may be required, either by the Delaware LLC Act, by the laws of any jurisdiction in which the LLC transacts business or by this Agreement, to reflect changes in the information contained therein or otherwise to comply with the requirements of law for the continuation, preservation, and operation of the LLC as a limited liability company under the Delaware LLC Act.

     In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Delaware LLC Act, the terms and conditions contained in this Agreement shall govern.

     2.2 NAME OF LLC. The name under which the LLC shall conduct its business is "ACCORD CONTRACT SERVICES LLC." The business of the LLC may be conducted under any other name permitted by the Delaware LLC Act that is selected by the Board of Representatives, in its sole and absolute discretion. The Board of Representatives promptly shall execute, file and record any assumed or fictitious name certificates required by the laws of the State of Delaware or any state in which the LLC conducts business.

     2.3 PLACE OF BUSINESS. The location of the principal place of business of the LLC shall be 165 Technology Drive, Irvine, California 92618. The Board of Representatives may change the principal place of business of the LLC to such other place or places within the United States as the Board of Representatives may from time to time determine, in its sole and absolute discretion, provided that the Board of Representatives shall give written notice of the change to the Members within thirty (30) days after the effective date of the change and, if necessary, the Board of Representatives shall amend the Certificate in accordance with the applicable requirements of the Delaware LLC Act. The Board of Representatives may, in its sole and absolute discretion, establish and maintain such other offices and additional places


                                        2

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of business of the LLC, either within or without the State of Delaware, as it deems appropriate.

     2.4 REGISTERED OFFICE AND REGISTERED AGENT. The street address of the initial registered office of the LLC shall be 15 East North Street, Dover, Delaware 19901, and the LLC's registered agent at such address shall be Incorporating Services, Ltd.

     2.5 ASSOCIATED AGREEMENTS. Concurrently with or within ninety (90) days following the execution of this Agreement (the "Associated Agreement Negotiation Period"), the LLC, Member A and Member B, as applicable, shall execute and deliver the Associated Agreements (as defined below). The LLC, Member A and Member B, as applicable, shall each allocate the necessary resources and meet together as soon as possible following the execution of this Agreement and as often as a party reasonably requests thereafter, in order to negotiate in good faith the Associated Agreements not executed concurrently with this Agreement. The execution and delivery of, and performance by the LLC of its obligations under, the Associated Agreements, and any agreements, instruments or other documents contemplated thereby to be entered into by the LLC in connection therewith, are hereby authorized (without requirement for further approval under Article VII hereof), and the LLC General Manager of the LLC acting alone is authorized to execute and deliver such documents on behalf of the LLC. "Associated Agreement(s)" as used herein shall mean the following contracts which shall address, at a minimum, those issues set forth in the outlines attached hereto as Schedule 2.5 (each as the same may be amended or supplemented from time to time):

                         Personnel Secondment Agreement
                                Supply Agreement
                         Value Added Services Agreement
                              [Sub] Lease Agreement
                            Systems License Agreement
                 Administrative Services (Transition) Agreement


     2.6  REPRESENTATIONS AND WARRANTIES.

          (a) REPRESENTATIONS AND WARRANTIES OF MEMBER A. Member A hereby represents and warrants to Member B as follows (such representations and warranties on the date of this Agreement being true and correct in all material respects):

               (i) Member A is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified to do business in each jurisdiction where the nature of its activities requires it to be so qualified. Member A has the corporate power and authority to own, lease, and operate its assets, properties, and businesses and to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by Member A have been duly authorized by all necessary corporate action on the part of

Member A, and, this Agreement is legally binding upon Member A in accordance with its terms.

               (ii) The execution, delivery, and performance by Member A of this Agreement and the transactions contemplated hereby will not (i) violate the provisions of any order, judgment, or decree of any court or other governmental agency or any arbitrator applicable to Member A or the Restated Articles of Incorporation or bylaws of Member A; (ii) result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any contract or agreement to which Member A is a party or by which Member A is bound; or (iii) violate any provision of law of the United States of America or any state thereof, the violation of which is likely to have a material adverse effect on the business, operations or condition (financial or otherwise) of Member A or the LLC.

          (b) REPRESENTATIONS AND WARRANTIES OF MEMBER B. Member B hereby represents and warrants to Member A as follows (such representations and warranties on the date of this Agreement being true and correct in all material respects):

               (i) Member B is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified to do business in each jurisdiction where the nature of its activities requires it to be so qualified. Member B has the corporate power and authority to own, lease and operate its assets, properties, and business and to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by Member B have been duly authorized by all necessary corporate action on the part of Member B, and this Agreement is legally binding upon Member B in accordance with its terms.

               (ii) The execution, delivery, and performance by Member B of this Agreement and the transactions contemplated hereby will not (i) violate the provisions of any order, judgment, or decree of any court or other governmental agency or any arbitrator applicable to Member B or the Articles of Incorporation or Bylaws of Member B, (ii) result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any contract or agreement to which Member B is a party or by which Member B is bound or (iii) violate any provision of law of the United States of America or any state thereof, the violation of which is likely to have a material adverse effect on the business, operations or condition (financial or otherwise) of Member B or the LLC.

     2.7 PARTNERSHIP INTEREST. It is the intent of the Members that the LLC be operated in a manner consistent with its treatment as a "partnership" for federal and state income tax purposes. No Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section. The Members hereby agree and acknowledge that only the Board of Representatives by unanimous vote may commence a voluntary case on behalf of the LLC under a chapter of Title 11 U.S.C. by


                                        4

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the filing of a "petition" (as defined in 11 U.S.C. 101(42)) with the United
States Bankruptcy Court. Any such petition filed by any other Member or agent of the LLC shall be deemed an unauthorized and bad faith filing and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.


                                   ARTICLE III
                           PURPOSES AND POWERS OF LLC

     3.1  PURPOSES.  The purposes of the LLC shall be:

          (a) to provide materials management services to the Members, including, without limitation, the acquisition of components and products and the provision of kitting, turnkey and autoreplenishment services to customers and related administrative and other related services in connection therewith, and the design, construction, operation and financing of material management systems related thereto;

          (b) to engage in any other business activities that have been approved in writing by the Members from time-to-time;

          (c) to acquire, hold, own, operate, manage, finance, encumber, sell, or otherwise dispose of and otherwise use the LLC Assets pursuant to, and in accordance with, this Agreement and the Associated Agreements; and

          (d) to enter into any lawful transaction and engage in any lawful activities in furtherance of the foregoing purposes and as may be necessary, incidental or convenient to carry out the business of the LLC as contemplated by this Agreement.

     3.2 POWERS. The LLC shall have the power to do any and all acts and things necessary, appropriate, advisable, or convenient for the furtherance and accomplishment of the purposes of the LLC, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the LLC, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the Delaware LLC Act.


                                   ARTICLE IV
                                   TERM OF LLC

     The LLC commenced on the date upon which the Certificate was duly filed with the Recording Office and shall continue for thirty (30) years, unless dissolved and liquidated before the Termination Date in accordance with the provisions of Article XI.


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                                    ARTICLE V
                                     CAPITAL

     5.1 INITIAL CAPITAL CONTRIBUTIONS OF THE MEMBERS. Concurrently with the execution of this Agreement, Member A and Member B shall contribute to the LLC the cash, property and services set forth in Schedule 5.1 attached hereto and incorporated herein by this reference (each such contribution an "Initial Contribution"). The cash portion of the Initial Capital Contribution of each Member shall be made by immediately available wire transfer payable to the order of the LLC or its designated agent. The Members shall not be required to make any Capital Contributions to the LLC other than as set forth in this Section 5.1 or in Section 5.2.

     5.2 ADDITIONAL CAPITAL CONTRIBUTIONS OF THE MEMBERS. Upon the agreement of all of the Members, a Member shall make an additional Capital Contribution (an "Additional Capital Contributions"); provided, however, that the contribution obligation of Members under Section 7.5(h) hereof shall not require unanimous approval hereunder. The cash portion of any Additional Capital Contributions to the LLC shall be made by the Members by immediately available wire transfer payable to the order of the LLC or its designated agent. The Percentage Interests of the Members shall not be adjusted to reflect any Additional Capital Contribution without the written consent of all Members.

     5.3 CAPITAL ACCOUNTS. A separate capital account (a "Capital Account") shall be established and maintained for each Member in accordance with the requirements of Treasury Regulations Sections 1.704-1(b)(2)(iv) and 1.704-2. Subject to the preceding sentence, the Capital Account of each Member shall be
(a) increased by the amount of any cash contributions or fair market value of any non-cash contribution made to the LLC by the Member, (b) increased or decreased by items of Net Income or Net Loss allocated to the Member pursuant to
Article VI, and (c) decreased by any distributions made by the LLC to the Member.

     5.4 NO INTEREST ON CAPITAL CONTRIBUTIONS OR CAPITAL ACCOUNTS. No Member shall be entitled to receive any interest on its Capital Contributions or its outstanding Capital Account balance.

     5.5 ADVANCES TO LLC. No Member shall advance funds or make loans to the LLC in excess of the amounts required hereunder to be contributed by it to the capital of the LLC without the express written consent of the other Member. Any such approved advances or loans by a Member shall not result in any increase in the amount of such Member's Capital Account or entitle it to any increase in its Percentage Interest. The amounts of such advances or loans shall be a debt of the LLC to such Member and shall be payable or collectible only out of the LLC Assets in accordance with terms and conditions agreed upon by all Members.

     5.6 LIABILITY OF MEMBERS AND THE BOARD OF REPRESENTATIVES. Except as otherwise required by any non-waivable provision in the Delaware LLC Act, the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, and none of the Members or the Representatives shall be obligated personally for any such debt, obligation or liability of the LLC solely by reason of being a Member or a Representative.

     5.7 RETURN OF CAPITAL. Except upon the dissolution of the LLC or as may be specifically provided in this Agreement, no Member shall have the right to demand or to receive the return of all or any part of its Capital Account or its Capital Contributions to the LLC.

     5.8 FUTURE FINANCING. The Members anticipate that in the future the LLC may require additional funds for capital expenditures or working capital requirements, and any such additional funding shall be obtained from any of the following sources as may unanimously be approved by the Members.

          (a)  cash reserves of the LLC;

          (b) loans to be obtained from banks and other such independent sources, in which event, the Members shall exert reasonable efforts to assist the LLC in obtaining any such loans;

          (c) additional Capital Contributions made to the LLC by the Members, in proportion to their Percentage Interests, in amounts determined by mutual agreement of the Members;

          (d) loans to be made to the LLC by (i) the Members and/or (ii) an Affiliate of either of the Members; or

          (e)  any other funding source unanimously agreed upon by the Members.


                                   ARTICLE VI
                        ALLOCATION OF PROFITS AND LOSSES;
                              DISTRIBUTIONS; TAXES

     6.1 ALLOCATION OF NET INCOME OR NET LOSS. Except as otherwise provided in this Article VI, the Net Income or Net Loss, other items of income, gains, losses, deductions and credits, and the taxable income, gains, losses, deductions and credits of the LLC, if any, for each Fiscal Year (or portion thereof) shall be allocated to the Members in proportion to their Percentage Interests.

     6.2 ALLOCATION OF INCOME AND LOSS WITH RESPECT TO LLC INTERESTS TRANSFERRED. If any LLC Interest is transferred during any Fiscal Year, the Net Income or Net Loss

(and other items referred to in Section 6.1) attributable to such LLC Interest for such Fiscal Year shall be allocated between the transferor and the transferee by any method allowed pursuant to Section 706 of the Code and any regulations promulgated in connection therewith, as determined by the Board of Representatives.

     6.3  DISTRIBUTIONS AND WITHHOLDING.

          (a) DISTRIBUTIONS. Distributions to the Members may be made at times and in amounts as are determined by the Board of Representatives. Except as otherwise provided in Article XI, distributions shall be made to the Members in proportion to their Percentage Interests. Distributions may be made in cash or by distributing property in kind.

          (b) WITHHOLDING. The LLC may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation or law, and each Member hereby authorizes the LLC to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Board of Representatives determines that the LLC is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amount paid on behalf of or with respect to a Member pursuant to this Section 6.3(b) shall be treated as having been distributed to such Member.

     6.4  OVERRIDING ALLOCATIONS OF NET INCOME AND NET LOSS.

          (a) Prior to any allocation under this Article VI, if there is a net decrease in LLC minimum gain during any Fiscal Year, each Member shall be specially allocated items of LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member's share of the net decrease in LLC minimum gain determined in accordance with Treasury Regulations Section 1.704-2. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each respective Member pursuant thereto. This Section 6.4(a) is intended to comply with the minimum gain chargeback requirements in
Section 1.704-2 of the Treasury Regulations and shall be interpreted consistently therewith.


          (b) Prior to any allocation hereunder (other than the allocation set forth in Section 6.4(a)), if there is a net decrease in Member minimum gain attributable to a Member nonrecourse debt during any Fiscal Year, each Member who has a share of the Member minimum gain attributed to such Member nonrecourse debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member's share of the net decrease in Member minimum gain attributable to such Member nonrecourse debt, determined in accordance with Treasury Regulations
Section 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. This Section 6.4(b) is intended to comply with the partner minimum chargeback requirement in Section 1.704-2 of the Treasury Regulations and shall be interpreted consistently therewith.

          (c) If, during any Fiscal Year a Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation
Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and, as a result of such adjustment, allocation or distribution, such Member has an Excess Negative Balance in its Capital Account, then items of gross income shall first be allocated to such Member in an amount equal to its Excess Negative Balance.

          (d) Any LLC deductions that are characterized as "nonrecourse deductions" pursuant to Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c) shall be allocated among the Members in proportion to their Percentage Interests. Any LLC deductions that are characterized as "partner nonrecourse deductions" under Treasury Regulations Sections 1.704-2(i)(1) and 1.704-(i)(2) shall be allocated among the Members as required by Treasury Regulations
Section 1.704-2(g).

     6.5  TAXES.

          (a) REPORTS. As soon as practicable after the end of each Fiscal Year, the LLC shall prepare and mail to each Member a report containing all information necessary for the Member to include its share of taxable income or loss (or items thereof) in its income tax return.

          (b) TAX ALLOCATIONS. Subject to the provisions of Section 6.5(c), all items of income, gain, loss and deduction for federal and state tax purposes shall be allocated in accordance with the corresponding "book" items set forth in Section 6.1 hereof.

          (c) CONTRIBUTIONS OF PROPERTY. In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, depreciation, amortization, gain and loss, as determined for tax purposes, with respect to any contributed property the book value of which differs from its adjusted basis for federal income tax purposes, shall, for tax purposes, be allocated between the Members so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its book value. Allocations pursuant to this Section 6.5(c) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, the capital account of any Member or such Member's share of profit, loss, other items, or distributions pursuant to any provision of this Agreement. The provisions of this Section 6.5(c) relating to federal income tax treatment of an item shall apply for state and local income tax purposes to the extent permitted under applicable law. Any elections or other decisions relating to such allocations shall be made by the Board of Representatives pursuant to Section 7.1(e) of this Agreement.

          (d) TAX MATTERS PARTNER. The "Tax Matters Partner" of the LLC shall be designated from time to time by the Board of Representatives. The Tax Matters Partner shall not extend the statue of limitations on behalf of the LLC, submit any written material to any taxing authority, settle or offer to settle any controversy, select the LLC's choice of litigation forum in a tax controversy, or take any other action in its capacity as Tax Matters Partner without the consent of the Board of Representatives. The Tax Matters Partner shall keep the Board of Representatives fully advised of the progress of any audit and shall supply the Board of Representatives with copies of any written communications received from the Internal Revenue Service or other taxing authority relating to any audit within ten (10) days of receipt thereof, and shall at least ten (10) business days prior to submitting any materials to the Internal Revenue Service, or other taxing authority, provide such materials to the Board of Representatives. The Tax Matters Partner shall be reimbursed by the LLC for any reasonable expenses incurred in its capacity as Tax Matters Partner.


                                   ARTICLE VII
                                   MANAGEMENT

     7.1  MANAGEMENT OF THE LLC BY THE BOARD OF REPRESENTATIVES.

          (a) MANAGEMENT BY THE MEMBERS THROUGH THE BOARD OF REPRESENTATIVES. The Members shall have the right to manage the business of the LLC and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the LLC. However, the Members may appoint, employ or otherwise contract with any persons or entities for the transaction of the business of the LLC or the performance of services for or on behalf of the LLC, and the Members may delegate to any such person(s) or entity(ies) such authority to act on behalf of the LLC as the Members may from time to time deem appropriate. Without limiting their rights as Members to manage the business of the LLC in any way, and as a means to facilitate efficient communication and operation of the LLC, the Members hereby unanimously agree that with respect to the management of the business and affairs of the LLC, the Members shall act through a board of representatives (the "Board of Representatives"), subject to the limitations set forth in Sections 7.1(j) and
7.4 hereof.

          (b)  COMPOSITION OF BOARD REPRESENTATIVES; APPOINTMENT AND REMOVAL.

               (i) The Board of Representatives shall at all times be composed of four (4) Representatives (each, a "Representative").

               (ii) Each Member shall appoint two individuals to serve as its initial representatives on the Board of Representatives. Each such individual shall be a director, officer or employee of the Member that appointed him/her during the entire time such individual serves on the Board, and shall serve until such time as he or she resigns, retires, dies or is removed. Any Representative may be removed with or without cause by the Member who appointed such Representative. Upon the resignation, retirement, death or removal of any Representative, the Member who appointed such Representative shall designate the replacement Representative.

          (c)  MEETINGS AND ACTIONS.

               (i) The Board of Representatives shall meet (1) at least once each Fiscal Quarter at the principal offices of the LLC or at such other place as may be agreed upon from time to time by the Board of Representatives (unless such meeting shall be waived by all of the Representatives); (2) at such other times as may be determined by the Board of Representatives; (3) upon the request of at least two Representatives upon ten (10) days' notice to all Representatives; or (4) in accordance with Section 8.1, following a failure by the Board of Representatives to adopt or reject a proposal for action presented to it. Meetings may be held by telephone if at least one Representative appointed by each Member so consents. The Board of Representatives shall cause written minutes to be prepared of all actions taken by the Board of Representatives and shall cause a copy thereof to be delivered to each Representative within fifteen (15) days thereof.

               (ii) No action may be taken at a meeting of the Board of Representatives unless a quorum consisting of at least one Representative appointed by each member is present.

               (iii) Each Representative shall be entitled to cast one vote with respect to any decision made by the Board of Representatives, except with respect to a determination to seek indemnification pursuant to Section 7.5 hereof, in which event a Representative seeking indemnification hereunder shall have no vote with respect to his indemnification. Any action to be taken by the Board of Representatives shall require at least three affirmative votes. Approval or action by the Board of Representatives shall constitute approval or action by the LLC and shall be binding on the Members. A Representative may grant a proxy entitling the other Representative appointed by the same Member to exercise his voting rights. Such proxy shall be in writing and shall specify a termination date. The Representatives appointed by the other Member shall be entitled to inspect the proxy on demand.

               (iv) Any action to be taken by the Board of Representatives may be taken without a meeting if consents in writing setting forth the action so taken are signed by at least three Representatives.

          (d) SUBCOMMITTEES. The Board of Representatives may designate a subcommittee consisting of at least one Representative appointed by each Member. Any subcommittee, to the extent provided by the Board of Representatives, shall have and may exercise all the power and authority of the Board of Representatives.

          (e) POWER AND AUTHORITY OF THE BOARD OF REPRESENTATIVES. The Board of Representatives (acting on behalf of the Members of the LLC), by its own action, or by action of a subcommittee of the Board of Representatives, but not by delegation to officers or other employees of the LLC, shall have the exclusive right, power and authority to take the following actions, and no such action will be taken without the approval of the Board of Representatives.

               (i) making overall policy decisions with respect to the business and affairs of the LLC;

               (ii) reviewing and approving annual budgets, strategic plans, business plans and operating guidelines;

               (iii)   approving any material contract, agreement or commitment;

               (iv) approving the choice of bank depositories, and approving arrangements relating to signatories on bank accounts;

               (v) approving, amending, modifying, terminating or enforcing all contracts, agreements, leases or other arrangements between the LLC and any Member or Affiliate of a Member, in accordance with the criteria set forth in
Section 7.4;

               (vi)    approving any change of the LLC's fiscal year;

               (vii)   approving all distributions to the Members;

               (viii) approving any material conveyance, sale, transfer, assignment, pledge, encumbrance, or disposal of, or the granting of a security interest in, any assets of the LLC;

               (ix) approving the entry of the LLC into any other partnership or joint venture;

               (x) incurring any material indebtedness or loaning any material sum or extending credit to any Person in a material amount;

               (xi) guaranteeing any material indebtedness of any other Person, or guaranteeing any contractual obligations of any other Person;

               (xii) entering into any material real estate lease, or the acquisition by the LLC of any real estate;

               (xiii) authorizing any Member to act for or to assume any obligation or responsibility on behalf of the LLC;

               (xiv) employing, appointing, determining the compensation and removing any LLC employee who will be involved in the day to day management of the business of the LLC;

               (xv) changing any accounting principles used by the LLC, except to the extent required by generally accepted accounting principles;

               (xvi)   approving any tax elections of the LLC;

               (xvii)  conducting litigation to which the LLC is a party;

               (xviii) approving the acquisition of any business or a business division from any Person, whether by asset purchase, stock purchase, merger or other business combination;

               (xix) approving the transfer of any material assets of the LLC, or any interest therein, other than in the ordinary course of business;

               (xx) approving any material amendment to or terminating any Associated Agreement; and

               (xxi) addressing any other strategic issue or approving any other decision that at least two Representatives determine in good faith should require approval or other determination by the Representatives.

          (f) THIRD PARTY RELIANCE. Third parties dealing with the LLC shall be entitled to rely conclusively upon the power and authority of the Board of Representatives and the officers of the LLC as set forth herein.

          (g) FIDUCIARY RELATIONSHIP. No Representative or LLC General Manager shall be liable to the LLC or its Members for monetary damages for breach of fiduciary duty as an LLC General Manager or Representative or otherwise liable, responsible or accountable to the LLC or its Members for monetary damages or otherwise for any acts performed, or for any failure to act; provided, however, that this provision shall not eliminate or limit the liability of an LLC General Manager or Representative (i) for any breach of the LLC General Manager's or Representative's duty of loyalty to the LLC, (ii) for acts or omissions which involve gross negligence, intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Representative received any improper personal benefit.

          (h) REIMBURSEMENT. All expenses incurred with respect to the organization, operation and management of the LLC shall be borne equally by each Member. None of the Representatives, in their capacity as such, shall be entitled to any fees for services rendered for or on behalf of the LLC.

          (i) NO INDIVIDUAL AUTHORITY. Except as otherwise expressly provided in this Agreement, no Member, acting alone, shall have any obligation to act for, or undertake or assume any obligation or responsibility on behalf of, the other Member or the LLC.

          (j) MEMBER APPROVAL. Notwithstanding the general authority of the Representatives under Section 7.1(e), the following matters shall require the unanimous approval of the Members:

               (i)     any amendment of this Agreement;

               (ii)    any merger or consolidation of or involving the LLC;

               (iii) any lease, sale, exchange, conveyance, or other transfer or disposition of all, or substantially all, of the assets of the LLC;

               (iv)    a change of the name of the LLC;

               (v) engaging in a business other than as provided for by this Agreement;

               (vi) the contribution of additional capital by any Member to the LLC;

               (vii) the assignment of any of the property of the LLC in trust for the benefit of creditors, or the making or filing, or acquiescence in the making or filing by any other person, of a petition or other action requesting the reorganization or liquidation of the LLC under the Bankruptcy Laws;

               (viii) the issuance of any additional interests in the LLC, the admission of additional Members, or the admission of substituted Members in accordance with Section 10.2;

               (ix) any other matter that is subject to the agreement, consent, or approval of the Members hereunder or under any non-waivable provision of the Delaware LLC Act; and

               (x)     the withdrawal or resignation of any Member.

     7.2  OFFICERS.

          (a) LLC GENERAL MANAGER. The Board of Representatives shall appoint an operations manager of the LLC (the "LLC General Manager"). Subject to the supervision and authority of the Board of Representatives and the approval rights of Members, the LLC General Manager (i) shall have responsibility and authority for management of the day-to-day operations of the LLC, and (ii) may execute agreements and contracts on behalf of the LLC in the ordinary course of the LLC's business.

          (b) OTHER REPRESENTATIVES. The Board of Representatives may appoint other managers or authorized representatives of the LLC with the authority and upon terms and conditions the Board of Representatives deem necessary and appropriate. Any representative shall hold his or her respective office unless and until such representative is removed by the Board of Representatives.

     7.3 OTHER ACTIVITIES OF MEMBERS OR AFFILIATES; NO RESTRICTIONS ON COMPETITION. Any Member or any Affiliate thereof may have other business interests or may engage in other business ventures of any nature or description whatsoever, whether currently existing or hereafter created, and may compete, directly or indirectly, with the business of the LLC. No Member or Affiliate thereof shall incur any liability to the LLC as a result of its pursuit of such other permitted business interests, ventures and competitive activity, and neither the LLC nor the other Members shall have any right to participate in such other business ventures or to receive or share in any income or profits derived therefrom.

     7.4 CERTAIN TRANSACTIONS. The LLC is expressly permitted in the normal course of its business to enter into transactions with any or all Members or with any Affiliate of any or all Members provided that the price and other terms of such transactions are fair to the LLC and that the price and other terms of such transactions are not less favorable to the LLC than those generally prevailing with respect to comparable transactions between unrelated parties.

     7.5 INDEMNIFICATION AND EXCULPATION OF THE MEMBERS, REPRESENTATIVES, OFFICERS ANY AFFILIATE.

          (a) RIGHT OF INDEMNIFICATION. In accordance with Section 18-108 of the Delaware LLC Act, the LLC shall indemnify and hold harmless any Member, Representative, LLC General Manager, officer, and Affiliate thereof (individually, in each case, an "Indemnitee") to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities joint or several), expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved or threatened to be involved, as a party or otherwise, arising out of or incidental to the business or activities of or relating to the LLC regardless of whether the Indemnitee continues to be a Member, a Representative, an LLC General Manager, an officer or any Affiliate thereof at the time any such liability or expense is paid or incurred; provided, however, that this provision shall not eliminate or limit the liability of an Indemnitee (i) for any breach of the Indemnitee's duty of loyalty to the LLC or its Members, (ii) for acts or omissions which involve gross negligence, intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Indemnitee received any improper personal benefit.

          (b) ADVANCES OF EXPENSES. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit, or proceeding subject to this Section
7.5 shall, from time to time, upon request by the Indemnitee, be advanced by the LLC prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the LLC of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined in a judicial proceeding or a binding arbitration that such Indemnitee is not entitled to be indemnified as authorized in this Section 7.5.

          (c) OTHER RIGHTS. The indemnification provided by this Section 7.5 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, vote of the Board of Representatives as a matter of law or equity, or otherwise, both as to an action in the Indemnitee's capacity as a Member, a Representative, an LLC General Manager, an officer or any Affiliate thereof, and as to an action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of the Indemnitee.

          (d) INSURANCE. The LLC may purchase and maintain insurance on behalf of the Board of Representatives and such other Persons as the Board of Representatives shall determine against any liability that may be asserted against or expense that may be incurred by such Persons in connection with the offering of interests in the LLC or the business or activities of the LLC, regardless of whether the LLC would have the power to indemnify such Persons against such liability under the provisions of this Agreement.

          (e) EFFECT OF INTEREST IN TRANSACTION. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.5 or otherwise by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted or not expressly prohibited by the terms of this Agreement.

          (f) NO THIRD PARTY RIGHTS. The provisions of this Section 7.5 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

          (g) EXCULPATION. The doing of any act or the failure to do any act by any officer or Representative, or LLC General Manager, the effect of which may cause or result in loss or damage to the LLC, if done or omitted to be done in good faith reliance upon advice of independent legal counsel or accountants employed by or on behalf of the LLC, or if done or omitted to be done in good faith and in a manner reasonably believed to be within the scope of the authority granted to such officer or Representative or LLC General Manager, by this Agreement or the Board of

Representatives and in or not opposed to the best interests of the LLC shall not subject any such Person to any liability to the LLC or the Members; provided, however, that the foregoing shall not relieve any Person of liability hereunder if it shall have been determined by a court of competent jurisdiction that such Person acted so as to be liable for fraud, deceit, willful misfeasance, reckless or intentional misconduct, knowing violation of the law by the Representative or LLC General Manager, or gross negligence, which liability shall survive such Person's ceasing to hold its or his office and any dissolution of the LLC.

          (h) CONTRIBUTION. If LLC assets are exhausted then to the extent that the indemnification obligations of the LLC under this Section 7.5 hereof exceed the assets of the LLC, each Member shall contribute to the LLC fifty percent (50%) of the amounts necessary to fulfill the obligations of the LLC under Section 7.5 hereof.

     7.6  RIGHTS AND OBLIGATIONS OF MEMBERS.

          (a) LIMITED LIABILITY. No Member shall be personally liable for any debts, liabilities, or obligations of the LLC; provided that each Member shall be responsible (i) for the making of any Capital Contribution required to be made to the LLC by such Member pursuant to the terms hereof, (ii) for the amount of any distribution made to such Member that must be returned to the LLC pursuant to any non-waivable provision of the Delaware LLC Act, and (iii) fifty percent (50%) of the indemnification obligations of the LLC under Section 7.5 as set forth in Section 7.5(h) hereof.

     7.7  PERFORMANCE OF DUTIES; LIABILITY OF REPRESENTATIVES.

          (a) STANDARDS. The Representatives and LLC General Manager shall perform their managerial duties in good faith, in a manner they reasonably believe to be in the best interests of the LLC and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. A Representative or LLC General Manager who so performs the duties of Representative or LLC General Manager shall not have any liability by reason of being or having been a Representative or LLC General Manager of the LLC. The Representatives shall be entitled to delegate such of their powers, authority and responsibilities under this Agreement as they may deem appropriate from time to time.

          (b) RELIANCE ON OTHERS. In performing their duties, the Representatives shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, of the following persons or groups unless they have knowledge concerning the matter in question that would cause such reliance to be unwarranted and provided that the Representatives act in good faith and after reasonable inquiry if needed under the circumstances:

               (i) one or more officers, employees or other agents of the LLC whom the Representatives reasonably believe to be reliable and competent in the matters presented; or

               (ii) any attorney, independent accountant, valuation consultant, or other person as to matters that the Representatives reasonably believe to be within such person's professional or expert competence.

     7.8 LIMITED LIABILITY. No person who is a Representative or officer or both a Representative and an officer of the LLC shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the LLC, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Representative or officer or both a Representative and an officer of the LLC.


                                  ARTICLE VIII
                                    DEADLOCKS

     8.1  DEADLOCK RESOLUTION.

          (a) DEFINITION OF DEADLOCK. "Deadlock" shall occur if: (i) the Members are unable to reach unanimous agreement on any matter requiring the unanimous approval of the Members under Section 7.1(j) during the sixty (60) day period following a request for a Member vote, (ii) the Board of Representatives casts a tie vote on a matter (except those matters set forth in Section 7.1(e)(v)) submitted to it at a meeting or in the form of a proposed written consent, and during the sixty (60) day period following this tie vote, the Board of Representatives is unable to break the tie. (If the matter is presented in the form of a proposed written consent, the sixty (60) day period shall commence on the date that the Representative who was last to receive the proposal received it.) During this sixty (60) day period, the Board of Representatives shall hold at least one additional meeting at which it shall make a good faith effort to break the tie. The additional meeting shall be held at the time and place agreed to by the Representatives, or if the Representatives are unable to agree, at a time and place determined by the LLC General Manager, on at least five (5) days' written notice.

          (b) RESOLUTION OF DEADLOCK. If a Deadlock occurs, then such Deadlock shall promptly be submitted, by any Member, to the dispute resolution procedure set forth in Section 12.17 hereof ("ADR"). If the Members or Representatives, as the case may be, are unable to resolve the dispute after complying with the procedures set forth on the ADR, then either Member may terminate the LLC in accordance with the provisions of Section 11.1. Further, if the dispute is not resolved and the LLC is dissolved as provided in the preceding sentence, the Neutral Party shall be instructed to issue an opinion whether or not, based on a preponderance of the evidence the Neutral Party has seen or observed during the ADR that either of the Members has used the provisions of this Section 8.1 as a means to force a dissolution of the LLC in order to avoid the transfer or withdrawal procedures set forth in Article X or dissolution and liquidation procedures set forth in Article XI. If the Neutral Party's opinion concludes that one of the Members has used the provisions of this Section 8.1 in such a manner then an "Improper Deadlock" shall be deemed to have occurred. In such case, the Member not responsible for improper use of the provisions of Section 8.1 shall be referred to as the "Non-deadlock Member." If an Improper Deadlock has occurred then the Non-deadlock Member shall have the right to terminate the Agreement and receive a Termination Transition Fee in accordance with Section 11.1(c) hereof.


                                   ARTICLE IX
                        BANK ACCOUNTS; BOOKS AND RECORDS;
                         STATEMENTS; TAXES; FISCAL YEAR

     9.1 BANK ACCOUNTS. All funds of the LLC shall be deposited in its name in such checking and savings accounts, time deposits, certificates of deposit or other accounts at such banks as shall be designated by the Board of Representatives from time to time, and the Board of Representatives shall arrange for the appropriate conduct of such account or accounts.


     9.2 BOOKS AND RECORDS. The Board of Representatives shall keep, or cause to be kept, accurate, full and complete books and accounts showing assets, liabilities, income, operations, transactions and the financial condition of the LLC. Such books and accounts shall be prepared on the accrual basis of accounting. Any Member or its designee shall have access thereto at any reasonable time during regular business hours and shall have the right to copy said records at its expense. In addition, the LLC will provide such records and assistance as reasonably requested by either Member to meet such Member's obligations with respect to audits or internal financial controls.

     9.3  FINANCIAL STATEMENTS AND INFORMATION.

          (a) PREPARATION IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. All financial statements prepared pursuant to this Section shall present fairly the financial position and operating results of the LLC and shall be prepared in accordance with generally accepted accounting principles on the accrual basis for each Fiscal Year of the LLC during the term of this Agreement.

          (b) QUARTERLY REPORT. Within thirty (30) days after the end of each quarterly period (the "Fiscal Quarter") of each Fiscal Year, commencing with the first Fiscal Quarter after the date of this Agreement, the Board of Representatives shall prepare and submit or cause to be prepared and submitted to the Members an unaudited statement of profit and loss for the LLC for such Fiscal Quarter and an unaudited balance sheet of the LLC dated as of the end of such Fiscal Quarter, in each case prepared in accordance with generally accepted accounting principles consistently applied.

          (c) ANNUAL REPORTS. Within ninety (90) days after the end of each Fiscal Year during the term of this Agreement, the Board of Representatives shall prepare and submit or cause to be prepared and submitted to the Members
(i) a balance sheet, together with statements of profit and loss, Members' equity and changes in financial position for the LLC during such Fiscal Year;
(ii) a report of the activities of the LLC during the Fiscal Year; (iii) a report summarizing the fees and other remuneration paid by the LLC for such Fiscal Year to the Board of Representatives and any Affiliate thereof; and (iv) a statement showing any amounts distributed to the Members in respect of such Fiscal Year.

          (d) OTHER REPORTS. The Board of Representatives shall provide to the Members such other reports and information concerning the business and affairs of the LLC as may be required by the Delaware LLC Act or by any other law or regulation of any regulatory body applicable to the LLC.

     9.4 ACCOUNTING DECISIONS. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the Board of Representatives.

     9.5 WHERE MAINTAINED. The books, accounts and records of the LLC at all times shall be maintained at the LLC's principal office.

     9.6 FISCAL YEAR. The fiscal year of the LLC for financial, accounting, Federal, state and local income tax purposes shall initially be the fiscal year commencing on January 1 and ending on December 31 (the "Fiscal Year"). The Board of Representatives shall have authority to change the beginning and ending dates of the Fiscal Year if the Board of Representatives, in its sole and absolute discretion, deems such change to be necessary or appropriate to the business of the LLC, and shall give written notice of any such change to the Members within thirty (30) days after the occurrence thereof.


                                    ARTICLE X
           TRANSFER AND CONVERSION OF LLC INTERESTS AND THE ADDITION,
                     SUBSTITUTION AND WITHDRAWAL OF MEMBERS

     10.1 TRANSFER OF LLC INTERESTS.

          (a)  DEFINITION OF TRANSFER.  The term "transfer," when used in this
Article X with respect to an LLC Interest, shall include any sale, assignment, gift, pledge, hypothecation, mortgage, exchange or other disposition, whether by operation of law or otherwise.

          (b) VOID TRANSFERS. No LLC Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this
Article X.

Any transfer or purported transfer of any LLC Interest not made in accordance with this Article X shall be void ab initio.

     10.2 RESTRICTIONS ON TRANSFERS

          (a) CONSENT REQUIRED. No Member may transfer all or any portion of its LLC Interest or its Capital Account without the express written consent of the nontransferring Member which may be granted or withheld in its sole and absolute discretion; provided, however, that no such consent shall be required to permit a Member to transfer all (or any portion) of its LLC Interest to its wholly owned subsidiary only for so long as the transferee remains a wholly-owned subsidiary; provided further that such transfer shall give such wholly-owned subsidiary only the right to receive distributions, income, gain and loss allocable to such Member's LLC Interest to which such Member would otherwise be entitled and such wholly-owned subsidiary must comply with Section 10.2(b) to become a substituted Member.

          (b) SUBSTITUTION. Any transferee of an LLC Interest shall become a substituted Member upon (i) the express written unanimous consent of the Members which may be granted or withheld in their sole and absolute discretion; (ii) the transferee agreeing to be bound by all the terms and conditions of the Certificate and this Agreement as then in effect; and (iii) receipt of any necessary regulatory approvals. Unless and until a transferee is admitted as a substituted Member, the transferee shall have no right to exercise any of the powers, rights or privileges of a Member hereunder. A Member who has transferred its LLC Interest shall cease to be a Member upon transfer of the Member's entire LLC Interest and substitution of the transferee as a Member and thereafter shall have no further powers, rights or privileges as a Member hereunder except as provided in Section 7.5.

          (c) DEALING WITH MEMBERS. The LLC, each Member, the Board of Representatives, the LLC General Manager and any other Person or Persons having business with the LLC need deal only with Members who are admitted as Members or as substituted Members of the LLC, and they shall not be required to deal with any other person by reason of transfer by a Member except as otherwise provided in this Agreement. In the absence of the substitution (as provided herein) of a Member for a transferring Member, any payment to a Member shall acquit the LLC and the Board of Representatives of all liability to any other persons who may be interested in such payment by reason of an assignment by such Member.

     10.3 NO RIGHT TO WITHDRAW. No Member shall have any right to resign or otherwise withdraw from the LLC, without the express written consent of all the other Members.

     10.4 REMOVAL. No Member shall be removed or terminated without such Member's express written consent.

                                   ARTICLE XI
                           DISSOLUTION AND LIQUIDATION

     11.1 EVENTS CAUSING DISSOLUTION.

          (a) EVENTS. The LLC shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

               (i) DISSOLUTION BY AGREEMENT. The LLC shall be dissolved upon the passage of ninety (90) days after the consent in writing by all of the Members to dissolve an wind up the affairs of the LLC (a "Dissolution By Agreement").

               (ii) SALE OF ASSETS. The LLC shall be dissolved upon the sale or disposition of all or substantially all the LLC Assets (which sale or disposition shall require the unanimous consent of the Members) (a "Sale of Assets").

               (iii) BANKRUPTCY EVENT. The LLC shall be dissolved upon the Bankruptcy, dissolution, liquidation or, in accordance with Section 7.1(j)(x) hereof, the withdrawal or resignation (each, a "Bankruptcy Event") of any Member (a "Bankruptcy Member"). Upon the dissolution of the LLC pursuant to this subsection (iii) (the "Applicable Date"), the Member other than the Bankruptcy Member (a "TO Member"), shall be entitled to receive a payment from the other Member equal in amount to the Termination Transition Fee, which fee shall be payable within thirty days after the Applicable Date.

               (iv) LLC EXPIRATION. The LLC shall be dissolved on the Termination Date (the "LLC Expiration").

               (v) UNLAWFUL EVENT. The LLC shall be dissolved upon the occurrence of any event (an "Unlawful Event") that would make it unlawful for the business of the LLC to be continued; PROVIDED, HOWEVER, that if the Unlawful Event was caused by or resulted from a Member's ("Unlawful Event Member") gross negligence or intentional conduct, such event shall constitute a "Member Unlawful Event." The LLC shall be dissolved upon the occurrence of a Member Unlawful Event only upon notice (also a "Termination Notice") by the Member other than the Unlawful Event Member (also a "TO Member"), which notice must be given, if at all, within 60 days following the Member Unlawful Event. Upon receipt and delivery of the Termination Notice (the "Applicable Date"), the TO Member shall be entitled to receive a payment from the Unlawful Event Member equal in amount to the Termination Transition Fee, which fee shall be payable within thirty days after the Applicable Date.

               (vi) DEADLOCK. The LLC shall be dissolved upon written notice by either Member, if a Deadlock occurs and a resolution is not reached after engaging in the ADR procedure set forth in Section 12.17 hereof; PROVIDED, HOWEVER, that if the Deadlock is determined pursuant to Section 8.1(b) to be an Improper Deadlock, then the

LLC shall be dissolved only upon written notice (a "Termination Notice") by the Non-deadlock Member (also a "TO Member"), which notice must be given, if at all, within 60 days following the determination that an Improper Deadlock existed. Upon the delivery and receipt of the Termination Notice (the "Applicable Date"), the TO Member shall be entitled to receive a payment from the Deadlock Member equal in amount to the Termination Transition Fee, which fee shall be payable within thirty days after the Applicable Date.

               (vii) TERMINATION FOR CONVENIENCE. The LLC shall be dissolved upon ninety (90) days' written notice (a "Termination Notice") by one Member (the "Terminating Member") to the other Member (the "Non-terminating Member") of its desire to terminate the LLC ("Termination for Convenience"). Upon the delivery and receipt of the Termination Notice (the "Applicable Date"), the Non-terminating Member (also a "TO Member") shall be entitled to receive a payment from the Terminating Member equal in amount to the Termination Transition Fee, which fee shall be payable within thirty days after the Applicable Date.

               (viii)  INTENTIONALLY OMITTED

               (ix) LLC START-UP FAILURE. If the Members are unable to reach agreement as to any of the Associated Agreeements (that were not executed concurrently with this Agreement) or reach agreement on the Termination Formula (as defined in Appendix I) within the Associated Agreement Negotiation Period (as may be extended by mutual consent of the Members), then the Members may, upon mutual agreement, submit the Associated Agreement disputes and/or the Termination Formula disputes to the dispute resolution procedure set forth in
Section 12.17. If the Members do not mutually agree to utilize the dispute resolution procedure, or if such procedure once utilized does not result in an agreement by the Members on the Associated Agreements or the Termination Formula (as applicable) (in either case, an "LLC Start-up Failure"), then the LLC shall be dissolved on the day following the Associated Agreement Negotiation Period or at the end of the ADR process, as applicable.

               (x) UNCURED DEFAULT. If a Member fails to perform any of its material obligations (a "Defaulting Member") under this Agreement or any of the Associated Agreements (an "Event of Default"), then the other Member (a "Nondefaulting Member") shall have the right to give the Defaulting Member notice (a "Notice of Default"). The Notice of Default shall set forth the nature of the obligations which the Defaulting Member has failed to perform. If the Defaulting Member shall dispute whether an Event of Default has occurred, or the amount of the loss, damage, cost of expense incurred by the Nondefaulting Member as a consequence of an Event of Default, the matter shall promptly be submitted to the dispute resolution procedure set forth in Section 12.17 hereof. If the Defaulting Member fails to cure the Event of Default within thirty (30) days of the later of (1) receipt of the Nondefaulting Member's Notice of Default in compliance with this Section, or (2) a determination pursuant to the dispute resolution procedure set forth in Section 12.17, then an "Uncured Default" shall be deemed to have occurred. If an Uncured Default occurs, the LLC shall be dissolved upon written notice (a "Termination Notice") by the Nondefaulting Member (also a "TO Member") of its desire to terminate the LLC, which notice shall be delivered, if at all, within sixty (60) days following the occurrence of the Uncured Default. Upon the delivery and receipt of the Termination Notice (the "Applicable Date"), the TO Member shall be entitled to receive a payment from the Defaulting Member equal in amount to the Termination Transition Fee, which fee shall be payable within thirty days after the Applicable Date.

               (xi) EXERCISE EVENT. If an Exercise Event (as defined in the Warrant Agreement) occurs with respect to a Member (the "Event Member"), the LLC shall be dissolved upon written notice (a "Termination Notice") by the Member other than the Event Member (also a "TO Member") of its desire to terminate the LLC, which notice shall be delivered, if at all, within sixty (60) days following the occurrence of the Exercise Event. Upon the delivery and receipt of the Termination Notice (the "Application Date"), the TO Member shall be entitled to receive a payment from the Event Member equal in amount to the Termination Transition Fee, which fee shall be payable within thirty days after the Applicable Date.

          (b)  INTENTIONALLY OMITTED

          (c)  CHANGE IN CONTROL TERMINATION FEES.

               (i) Upon the occurrence of an Exercise Event with respect to either Member and the subsequent delivery of a Termination Notice by the TO Member pursuant to Section 11.1(a)(xi) at any time during the term of the LLC, or, if later: (i) prior to the first anniversary of a Deadlock, upon dissolution of the LLC pursuant to Section 11.1(a)(vi) (other than an Improper Deadlock), or (ii) prior to the first anniversary of the effective date of this Agreement, upon dissolution of the LLC pursuant to Section 11.1(a)(ix), such Member shall pay to the other Member in cash an amount equal to the Change in Control Termination Fee, which amount shall be payable within thirty (30) days following the occurrence of the Exercise Event.

               (ii) If the LLC is dissolved pursuant to Section 11.1(a) as a result of: (1) an Uncured Default, (2) an Improper Deadlock, (3) a Bankruptcy Event, (4) a Member Unlawful Event, or (5) an Exercise Event (with each of the foregoing hereafter referred to as a "Termination Option Event"), and an Exercise Event occurs prior to the first anniversary of the Applicable Date relating to such occurrence (as determined by reference to Section 11.1(a) above), then the TO Member with respect to such occurrence (also as determined by reference to Section 11.1(a) above) shall be entitled to receive a payment from the other Member equal in amount to the Change in Control Termination Fee, which fee shall be payable within thirty (30) days following the occurrence of the Exercise Event. In addition, if the LLC is dissolved pursuant to Section 11.1(a)(vii) as a result of a Termination for Convenience (also, a "Termination Option Event"), and an Exercise Event occurs prior to the first anniversary of such dissolution, then the TO Member with respect to such Termination for Convenience (as determined by reference to Section 11.1(a) above) shall be entitled to receive a payment from the other Member equal in amount to the Change in Control Termination Fee, which fee shall be payable within thirty (30) days following the occurrence of the Exercise Event. Any Change in Control Termination Fee payable hereunder shall be in addition to, and not in lieu of, any Termination Transition Fees payable pursuant to Section 11.1(a).

               (iii) Notwithstanding any provision of this Agreement: (a) neither Member shall be paid more than one Change in Control Termination Fee hereunder, and (b) no Member shall have any right to receive any Change in Control Termination Fee or Termination Transition Fee from and after the earlier of (1) such Member becoming an Event Member (as defined in Section 11.1(a)(xi)), or (2) the other Member becoming a TO Member. This Article XI shall survive the dissolution and liquidation of the LLC regardless of the cause. The Members agree that damages resulting from the dissolution of the LLC as described herein may be impossible to measure; therefore the Members further agree that the Change in Control Termination Fee and Termination Transition Fee constitute the Members' best estimate of the damages that will result to the Member that receives them as a result of such LLC dissolution; reflecting, among other things, diminution in the market reputation of such Member, disruption of such Member's ongoing operations and such Member's costs associated with rebuilding the service capacity lost as a result of such termination, and therefore the Members agree that such damages are reasonable under the circumstances and are not a penalty. The rights granted in this Section 11.1 above shall not be deemed the exclusive remedy of a Member, but all other rights and remedies, legal and equitable, shall be available to it.

     11.2 CANCELLATION OF CERTIFICATE. Upon the dissolution of the LLC, the Certificate shall be canceled in accordance with the provisions of Section 18-203 of the Delaware LLC Act, and the Board of Representatives (or any other person or entity responsible for winding up the affairs of the LLC) shall promptly notify the Members of such dissolution.

     11.3 DISTRIBUTIONS UPON DISSOLUTION.

          (a) Upon the dissolution of the LLC, the Board of Representatives (or any other person or entity responsible for winding up the affairs of the LLC) shall proceed without any unnecessary delay to sell or otherwise liquidate the LLC Assets and pay or make due provision for the payment of all debts, liabilities and obligations of the LLC.

          (b) The Board of Representatives (or any other person or entity responsible for winding up the affairs of the LLC) shall distribute the net liquidation proceeds and any other liquid assets of the LLC after the payment of all debts, liabilities and obligations of the LLC (including, without limitation, all amounts owing to a Member under this Agreement or under any agreement between the LLC and a Member entered into by the Member other than in its capacity as a Member in the LLC), the payment of expenses of liquidation of the LLC, and the establishment of a reasonable reserve in an amount estimated by the Board of Representatives to be sufficient to pay any amounts reasonably anticipated to be required to be paid by the LLC, which shall be distributed to the Members PRO RATA, in proportion to the positive balances, if any, in their respective Capital Accounts. It is the intent of the Members that the Capital Account balances on liquidation would be such that the Members would receive the same amount of proceeds hereunder as they would have received had such proceeds been distributed to them under
Section 6.3 hereof; accordingly, if necessary to achieve this economic result the Board of Representatives is authorized to allocate Net Income, Net Loss and other items of income, gross income, gain, loss and deduction to the respective Capital Accounts of the Members to cause them, to the extent possible, to have a balance equal to the cash which would otherwise be distributed under
Section 6.3.

     11.4 REASONABLE TIME FOR WINDING UP. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the LLC (including, without limitation, completing commitments under current LLC contracts and depleting the existing LLC inventory of parts and components) and the liquidation of its assets pursuant to Section 11.3 in order to minimize any losses otherwise attendant upon such a winding up.

     11.5 DISTRIBUTION IN KIND. Upon the dissolution of the LLC, a Member may in its sole discretion, choose to receive all or a portion of the distribution due to it, in kind. Such Member shall be permitted to receive, in kind, any property that made up any portion of such Members' Capital Contribution or Additional Capital Contribution. In the event of a distribution in kind, the assets distributed, in kind, shall be valued by any reasonable means selected by the Board of Representatives (or any other person or entity responsible for winding up the affairs of the LLC, and such assets shall be deemed to have been sold for such value and the Members' capital accounts adjusted by any gain or loss deemed to have been realized on such deemed sale.

     11.6 SURVIVAL OF OBLIGATIONS. Dissolution of the LLC and any termination of the Associated Agreements for any cause shall not release any party from any liability which at the time of dissolution or termination has already accrued to any party.

     11.7 DEFICIT CAPITAL ACCOUNTS. No Member shall have any obligation to restore a deficit balance in its Capital Account upon liquidation of the LLC.

     11.8 TRANSITIONAL COOPERATION.

          (a) COOPERATION. Each Member and the LLC agree that upon expiration or termination of this Agreement for any reason and during any notice period preceding same, the Members and the LLC shall use their best efforts to effect an orderly and efficient transition of the services provided by the LLC pursuant to this Agreement and the Associated Agreements ("LLC Services") to each Member.

          (b) TERMINATION ASSISTANCE. Commencing upon any notice of termination by either Member or ninety (90) days prior to the expiration of the term of this Agreement, the Members and the LLC will provide any and all assistance reasonably requested by a Member or the LLC to allow the LLC Services to continue without interruption or adverse effect and to aid in and facilitate the orderly and efficient transfer of responsibility for the LLC Services to each Member. Such termination assistance shall include, without limitation, the following:

               (i) developing, with the assistance of the Members and the LLC, a plan for the transition of operations from the LLC to each Member; and

               (ii) providing to the LLC all products and services upon the same terms and conditions hereof or in the Associated Agreements until the later of expiration or termination of: (1) this Agreement, or (2) any agreements entered into between a Member and a customer prior to the notice of termination that require components, products or services from the LLC or the other Member.


                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

     12.1 COMPLIANCE WITH DELAWARE LLC ACT. Each Member agrees not to take any action or fail to take any action which, considered alone or in the aggregate with other actions or events, would result in the termination of the LLC under applicable law.

     12.2 ADDITIONAL ACTIONS AND DOCUMENTS. Each of the Members hereby agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use best efforts to obtain such consents, as may be necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement, whether before, at or after the closing of the transactions contemplated by this Agreement.

     12.3 NOTICES. All notices, demands, requests or other communications which may be or are required to be given, served or sent by a Member pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier), mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telex or facsimile transmission, addressed as follows:

               If to Member A:   Wyle Electronics
                                 15370 Barranca Parkway
                                 Irvine, CA  92718-2215
                                 Facsimile: (714) 753-9908
                                 ATTN:  Stephen D. Natcher, Esq.
                                        General Counsel and Secretary

               If to Member B:   Marshall Industries, Inc.
                                 9320 Telstar
                                 El Monte, CA  91731
                                 Facsimile:  (818) 307-6348
                                 ATTN:  Henry Chin
                                        Chief Financial Officer

     Each Member may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be delivered, mailed or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee (with an affidavit of personal delivery, the return receipt, the delivery receipt or (with respect to a telex) the answer back being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     12.4 SEVERABILITY. The invalidity of any one or more provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof, all of which are included subject to the condition that they are held valid in law; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this Agreement and such other agreements and instruments shall be construed as if such invalid provisions had not been inserted.

     12.5 SURVIVAL. It is the express intention and agreement of the Members that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.

     12.6 WAIVERS. Neither the waiver by a Member of a breach of or a default under any of the provisions of this Agreement, nor the failure of a Member, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies or privileges hereunder.

     12.7 EXERCISE OF RIGHTS. No failure or delay on the part of a Member or the LLC in exercising any right, power or privilege hereunder and no course of dealing between the Members or between a Member and the LLC shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which a Member or the LLC would otherwise have at law or in equity or otherwise.

     12.8 BINDING EFFECT. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Members and their respective heirs, devises, executors, administrators, legal representatives, successors and assigns.

     12.9 LIMITATION ON BENEFITS OF THIS AGREEMENT. Subject to Section 7.5, it is the explicit intention of the Members that no person or entity other than the Members and the LLC is or shall be entitled to bring any action to enforce any provision of this Agreement against any Member or the LLC, and that the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Members (or their respective successors and assigns as permitted hereunder) and the LLC.

     12.10 AMENDMENT PROCEDURE. This Agreement may only be modified or amended by the unanimous written consent of the Members.

     12.11 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto which by this reference are incorporated herein) contains the entire agreement between the Members with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein and therein.

     12.12 PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.

     12.13 HEADINGS. Article, Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

     12.14 GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware excluding the choice of law rules thereof.

     12.15 EXECUTION IN COUNTERPARTS. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

     12.16 ANNOUNCEMENTS. Except as required by law or applicable stock exchange regulation, no party hereto shall make any announcement, press release or other public statement relating in any manner to this Agreement, the terms hereof or the relationship of the parties hereto without first obtaining the consent of the other parties to the disclosure proposed to be made. The other parties hereto shall not unreasonably withhold their consent to any request made by a party pursuant to this Section 12.16. The Members shall use their best efforts to consult and coordinate with each other before making any announcement, press release or other public statement as required by law or applicable stock exchange regulation.

     12.17 DISPUTE RESOLUTION.

           (a) INVOKING PROCEDURE. In the event of a dispute between the Members arising out of or related to this Agreement, either Member may invoke the procedures specified in this Section by giving written notice to the other Member. Such written notice will describe briefly the nature of the dispute and shall identify an individual with authority to settle the dispute on behalf of that Member. The Member receiving such notice shall have ten (10) days within which to designate an individual with authority to settle the dispute on its behalf and to notify the other Member of its designation (the individuals so designated shall be referred to as the "Authorized Individuals").

           (b) INVESTIGATION. Each Member's Authorized Individual shall make whatever investigation each deems appropriate and promptly thereafter, but no later than thirty (30) days from the date of the original notice invoking these procedures, shall commence discussions concerning resolution of the dispute. If the dispute has not been resolved within sixty (60) days from the date of the original notice invoking these procedures ("Negotiation Period"), the Members shall submit the matter to alternative dispute resolution ("ADR") in accordance with the following procedure.

           (c) NEUTRAL PARTY. The Members shall have ten (10) days from the expiration of the Negotiation Period to submit the matter to ADR and agree upon a mutually acceptable person not affiliated with either party ("Neutral Party"). If no Neutral Party has been selected within that time period, the Members agree jointly to request the American Arbitration Association, the Center for Public Resources, or other mutually agreed-upon organization, to supply within ten (10) days a list of at least three (3) potential Neutral Parties with qualifications as specified by the Members in the joint request. Within seven (7) days of receipt of the list, the Members shall rank the proposed candidates independently, exchange rankings and select as the Neutral Party the individual who receives the highest combined ranking who is available to serve.

           (d) SCHEDULE. In consultation with the Neutral Party, the Members shall designate a mutually convenient time and place for the ADR, and unless circumstances require otherwise, such time shall be not later than forty-five
(45) days after the selection of the Neutral Party.

           (e) DISCOVERY. In the event one or both Members have substantial need for information in the possession of the other Member or a need to take certain limited depositions and/or production of principal documents in order to prepare for the ADR, the Members shall attempt in good faith to agree on a plan for the expeditious exchange of such information. Should they fail to reach agreement, either Member may request a meeting with the Neutral Party who shall assist them in reaching an accommodation; however, if the Neutral Party is unable to assist them in reaching an accommodation within two (2) days, then the Neutral Party shall be the final arbiter of permitted discovery.

           (f) WRITTEN SUBMISSION. One week prior to the first scheduled session of the ADR, each Member shall deliver to the Neutral Party and to the other Member a written summary of its views on the matter in dispute. The summary shall be no longer than twenty double-spaced pages unless the Members agree otherwise.

           (g) REPRESENTATIVES. In the ADR, each Member shall be represented by the Authorized Individual and by counsel. In addition, each Member may bring additional persons as necessary to respond to questions or contribute information as needed. The number of such additional persons to be allowed shall be mutually agreed by the Members with the assistance of the Neutral Party, if necessary.

           (h) STRUCTURE. The Neutral Party is authorized to conduct joint and separate meetings with the Members and to help the Members structure whatever form of presentation of the matter in dispute is most likely to
facilitate resolution.   Notwithstanding the form of the presentation, it is the
intent of the Members to provide an opportunity for their Authorized Individual, with or without the assistance of counsel, and with the assistance of the Neutral Party, to negotiate a resolution of the matters in dispute. In the event the Neutral Party holds separate private caucuses with either Member, he or she shall keep confidential all information learned in such private caucuses unless specifically authorized to make disclosure of the information to the other Member. There shall be no stenographic, visual, or audio record made of the ADR.

           (i) MANDATORY. The Members agree to participate in the ADR to its conclusion as designated by the Neutral Party and not to terminate negotiations concerning resolution of the matters in dispute until at least two (2) weeks thereafter. Each Member agrees not to commence a lawsuit or seek other remedies prior to the conclusion of the two (2) week post-ADR negotiation period, provided that either Member may commence litigation on any date after which the commencement of litigation could be barred by an applicable statute of limitations or in order to request an injunction to prevent irreparable harm.
In such event, the Members agree (except as prohibited by court order) to continue to participate in the ADR to its conclusion.

           (j) FEES. The fees of, and authorized costs incurred by, the Neutral Party shall be advanced by the Members and shared equally by the Members. The


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

Neutral Party shall be disqualified as a witness, consultant, expert, or counsel for any Member with respect to the matters in dispute and any related matters.

           (k) LATER PROCEEDINGS. The ADR is a compromise negotiation for purposes of the Federal Rules of Evidence and state rules of evidence. The entire procedure is confidential. All conduct, statements, promises, offers, views, and opinions, whether oral or written, made in the course of the ADR by any of the Members, their agents, employees, representatives, or other invitees to the ADR and by the Neutral Party (except as provided in Section 8.1), who is the parties' joint agent for purposes of these compromise negotiations, are confidential and shall, in addition and where appropriate, be deemed to be work product and privileged. Such conduct, statements, promises, offers, views, and opinions shall not be discoverable or admissible for any purposes, including impeachment, in any litigation or other proceeding involving the Members and shall not be disclosed to anyone not an agent, employee, expert, witness, or representative for any of the Members. Evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the ADR.

     12.18 NONDISCLOSURE OF INFORMATION.

           (a) CONFIDENTIALITY. All disclosures of information concerning a Member (whether provided or prepared by such Member, its advisors, representatives or agents or the LLC (the "Agent") or otherwise), trade secrets, know-how, financial information, or other confidential information (including, without limitation, the Member Systems as defined in Section 12.22) (the "Confidential Information") made by the LLC to any Member or made by any Member to the LLC or other Member under or in connection with this Agreement or the Associated Agreements, as well as the terms of this Agreement and all Associated Agreements, shall be received and maintained in confidence by the recipient during the term hereof and for three (3) years after dissolution of the LLC and each Member shall treat all such Confidential Information as confidential and shall not disclose or use the Confidential Information except as required solely for the purpose of carrying out this Agreement and the Associated Agreements:

                 (i) as to the persons directly responsible for the performance of the obligations of this Agreement and for the effective operation of the LLC;

                 (ii) as to the professional advisers of the Members and the LLC;

                 (iii) as to such disclosures to customers of the LLC as are necessary for the effective carrying on of business by the LLC;

                 (iv) as to such information as is required by law to be disclosed by the Members or the LLC in compliance with Section 12.18(c) hereof; and

                 (v) as to such information as is within the public domain otherwise than in violation of the provisions of this Section 12.18(a) is already in a recipient's possession or becomes available to a recipient from a source other than an Agent, provided that such information was lawfully obtained and is not known by such recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the other Member or another person.

           (b) DUTY OF CARE. Each Member will take such steps as lie within its power to assure that all managers, officers and employees of the LLC, or of any Affiliates, to whom confidential information is disclosed, take all proper precautions to prevent the unauthorized disclosure and use of the Confidential Information referenced in Section 12.18(a).

           (c) REQUESTS FOR DISCLOSURE. If either Member or the LLC is requested or is required by applicable law (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such Member or LLC will provide the other Member or LLC with immediate notice of such request and requirement so that the other Member or LLC may consider seeking a protective order. If in the absence of a protective order or the receipt of a waiver hereunder the Member or LLC receiving the request or requirement is nonetheless, in the written opinion of counsel independent of such Member or LLC and reasonably acceptable to the other Member or LLC, compelled to disclose any Confidential Information to any tribunal or any other person or else stand liable for contempt or suffer other material censure or penalty, such party may disclose such information to such tribunal or other party without liability hereunder.

           (d) RETURN OF MATERIALS. Upon dissolution of the LLC each Member and the LLC shall promptly redeliver to the other Member all written and other tangible Confidential Information of such Member. Each Member and the LLC agrees not to retain any copies, extracts or other reproductions in whole or in part of such Confidential Information of the other Member. All documents, memoranda, notes and other writings whatsoever prepared by a Member, its Agents or the LLC based on or reflecting the information in the Confidential Information of the other Member also will be destroyed by the preparing Member or LLC as the case may be, and such destruction will be certified in writing to the Member that provided such Confidential Information by the authorized officer of the Member who supervised such destruction.

           (e) INJUNCTIVE RELIEF. Each Member and the LLC agrees that money damages would not be a sufficient remedy for any breach of the agreements in this Section 12.18 and that the non-breaching party will be entitled to injunctive relief, specific performance and/or any other appropriate equitable remedies for any such breach without first complying with the ADR procedures set forth in Section 12.17 hereof. Such remedies shall not be deemed to be exclusive, but shall be in addition to all other remedies available at law or in equity. In addition, if successful, the non-breaching Member will be entitled to payment of its legal fees and disbursements, court costs and other expenses of enforcing, defending or otherwise protecting its interests hereunder.

     12.19 WAIVER OF PARTITION AND CERTAIN OTHER RIGHTS. Each of the Members irrevocably waives any right or power that such Member might have to:

           (a)   cause the LLC or any of the LLC assets to be partitioned;

           (b) cause the appointment of a receiver for all or any portion of the LLC assets;

           (c)   compel any sale of all or any portion of the LLC assets; and

           (d) file a complaint, or to institute proceeding at law or in equity, to cause the dissolution or liquidation of the LLC.

     Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 12.19, and without those waivers no Member would have entered into this Agreement.

     12.20 INVOLVEMENT OF THE LLC IN CERTAIN PROCEEDINGS. If any Member becomes involved in legal proceedings unrelated to the business of the LLC in which the LLC is called upon to provide information, the Member will indemnify and hold harmless the LLC against all costs and expenses, including without limitation fees and expenses of attorneys and other advisors, incurred by the LLC in preparing or producing the required information or in resisting any request for production or obtaining a protective order limiting the availability of the information actually provided by the LLC.


     12.21 ATTORNEY-IN-FACT. Each Member, by execution of this Agreement, irrevocably constitutes and appoints each Representative as such Member's true and lawful attorney-in-fact and agent, with full power and authority in such Member's name, place and stead to execute, acknowledge and deliver, and to file or record in any appropriate public office (a) any certificate or other instrument that may be necessary, desirable or appropriate to qualify the LLC as a limited liability company or to transact business as such in any jurisdiction in which the LLC conducts business; (b) any amendment to this Agreement adopted in accordance with Section 12.10, and any certificate or amendment to the Certificate of Formation or to any certificate or other instrument that may be necessary, desirable or appropriate to reflect any such amendment to this Agreement or to reflect any other action of the Board that is taken in accordance with its power or authority granted under this Agreement or the Act;
(c) any certificates or instruments that may be necessary, desirable or appropriate to reflect the dissolution and winding up of the LLC; and (d) any certificates necessary to comply with the provisions of this Agreement. This power of attorney will be deemed to be coupled with an interest and will survive the transfer of the Member's Membership Interest.

     12.22 MEMBER SYSTEMS.

           (a) SYSTEMS LICENSE. Each Member grants to the LLC a royalty free non-exclusive license ("License") to use the systems of such Member described in
Schedule 12.22 attached hereto and incorporated herein by this reference as amended by the Members from time to time (the "Member Systems"), to the extent such use is permitted by such Member's license agreement with any third party vendor for such systems, if any. The LLC hereby covenants and agrees that it shall not, without the express written consent of the licensing Member, which consent may be withheld in the licensing Member's sole and absolute discretion, use such licensing Member's Member Systems for the benefit of any party other than the LLC and LLC shall not disclose information regarding any one Member's Member System or such Member's data related thereto to the other Member.

           (b) REQUIRED CONSENTS. Each Member shall use reasonable efforts without incurring any expense in excess of a commercially reasonable amount to obtain any required consents from third parties necessary for the LLC to operate such Member's Member Systems as contemplated by this Agreement. If the required consents cannot be obtained for the LLC to operate the Member Systems necessary to provide services to Members as described in this Agreement and the Associated Agreements, then each Member and the LLC will work together to achieve an alternate solution.

           (c) FORMAL LICENSE. Prior to the expiration of the Associated Agreement Negotiation Period, the licensing Member and the LLC shall execute the Systems License Agreement(s) attached hereto as Exhibit 12.22 granting the LLC a right to use certain systems as needed to perform the services described in this Agreement and the Associated Agreements.

           (d) LICENSE TERMINATION. The LLC's license to use the Member Systems shall terminate upon the dissolution of the LLC.

           (e) SYSTEM WARRANTIES. With respect to the Member Systems licensed by each Member hereunder, the Member licensing the particular system ("Licensor") hereby warrants and represents to the LLC as follows:

                 (i) OWNERSHIP. Licensor is the owner of Licensor's Member Systems or otherwise has the right to grant to the LLC the license to use same set forth in this Section 12.22 without violating any rights of any third party, and there is currently no actual or threatened suit by any such third party based on an alleged violation of such right by Licensor;

                 (ii) QUALITY WARRANTY. Licensor's Member System shall not contain any material defects and shall function in substantial conformity with the description, specifications and documentation set forth in Schedule 12.22.

           (f) THE ABOVE IS A LIMITED WARRANTY AND IT IS THE ONLY WARRANTY MADE BY LICENSOR. LICENSOR MAKES AND LLC RECEIVES NO OTHER WARRANTY, EXPRESS OR IMPLIED, AND THERE ARE EXPRESSLY EXCLUDED ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. LICENSOR SHALL HAVE NO LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS SECTION 12.22 FOR CONSEQUENTIAL, EXEMPLARY, OR INCIDENTAL DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE STATED EXPRESS WARRANTY IS IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF LICENSOR FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE OR PERFORMANCE OF LICENSOR'S MEMBER SYSTEMS.

           (g) INDEMNITY. Licensor agrees to indemnify and hold harmless the LLC and its directors, officers, employees and agents, against any and all losses, liabilities, judgments, awards and costs (including legal fees and expenses) arising out of or related to any claim that the LLC's use or possession of Licensor's Member System, or the License granted by Licensor hereunder, infringes or violates the copyright, trade secret or other proprietary right of any third party. Licensor shall defend and settle at its sole expense all suits or proceedings arising out of the foregoing, provided that the LLC gives Licensor prompt notice of any such claim of which it learns. No settlement which prevents the LLC from continuing to use Licensor's Member Systems provided herein shall be made without the prior written consent of the LLC. In all events, the LLC shall have the right to participate in the defense of any such suit or proceeding through counsel of its own choosing.

     IN WITNESS WHEREOF, the undersigned have duly executed this Limited Liability Company Agreement or have caused this Limited Liability Company Agreement to be duly executed on their behalf as of the day and year first set forth above.

                                        Member A:

                                        WYLE ELECTRONICS,
                                        A California Corporation



                                        By: /s/ Ralph Ozorkiewicz
                                           -----------------------------------
                                        Name:     Ralph Ozorkiewicz
                                        Title:    President and
                                                  Chief Executive Officer


                                        Member B:

                                        MARSHALL INDUSTRIES,
                                        A California Corporation



                                        By:    /s/ ROBERT RODIN
                                           -----------------------------------
                                        Name:     Robert Rodin
                                        Title:    President and
                                                  Chief Executive Officer

                                   ADDENDUM I
                                   DEFINITIONS


     ADDITIONAL CAPITAL CONTRIBUTION:  As defined in Section 5.2.

     AFFILIATE: Any Person directly or indirectly controlling, controlled by, or under common control with the Person in question; if the Person in question is a corporation, any executive officer or director of the Person in question or of any corporation directly or indirectly controlling the Person in question.
As used in this definition of "Affiliate", the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     AGREEMENT: This Limited Liability Company Agreement, as it may be further amended or supplemented from time to time.

     APPRAISER:  An Independent appraiser or investment bank.

     BANKRUPTCY: For the purposes of this Agreement, a Member shall be deemed "Bankrupt" upon, (i) the entry of a decree or order for relief of the Member by a court of competent jurisdiction in any involuntary case involving the Member under any bankruptcy, insolvency or other similar law now or hereafter in effect; (ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent for the Member or for any substantial part of the Member's assets or property; (iii) the ordering of the winding up or liquidation of the Member's affairs; (iv) the filing with respect to the Member of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of ninety (90) days or which is dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law); (v) the commencement by the Member of a voluntary case under any bankruptcy, insolvency or other similar law now or hereafter in effect; (vi) the consent by the Member to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent for the Member or for any substantial part of the Member's assets or property;
(vii) the making by the Member of any assignment for the benefit of creditors; or (viii) the failure by the Member generally to pay its debts as such debts become due. To the extent not included herein, any event of bankruptcy set forth in Section 18-304 of the Delaware LLC Act is deemed incorporated into this definition.

     BANKRUPTCY LAW: as used herein means Title 11, U.S. Code or any similar Federal or state law for the relief of debtors.

     BOARD OF REPRESENTATIVES:  As defined in Section 7.1.

     BUSINESS DAY: Monday through Friday of-each week, except that a legal holiday recognized as such by the Government of the United States shall not be regarded as a Business Day.

     CAPITAL ACCOUNT:  As defined in Section 5.3.

     CAPITAL CONTRIBUTION: Any property, cash or services contributed to the LLC by or on behalf of a Member.

     CERTIFICATE: The Certificate of Formation, and any and all amendments thereto, filed on behalf of the LLC with the Recording Office as required under the Delaware LLC Act.

     CODE: The Internal Revenue Code of 1986, as in effect and hereafter amended, and, unless the context otherwise requires, applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

     DEADLOCK:  As defined in Section 8.1.

     DELAWARE LLC ACT: The Delaware Limited Liability Company Act, as amended from time to time.

     EVENT OF DEFAULT:  As defined in Section 11.1(a)(x).

     EXCESS NEGATIVE BALANCE: The excess, if any, of (1) the negative balance in a Member's Capital Account after reducing such balance as required by the Treasury Regulations, over (2) the sum of (i) the amount, if any, which the Member is obligated or deemed obligated to restore upon liquidation of the LLC, and (ii) the Member's share of any minimum gain and of any minimum gain attributable to Member nonrecourse debt as determined under Treasury Regulations
Section 1.704-2.

     FAIR MARKET VALUE: With respect to any property or asset, the dollar value of the property or asset determined (i) by mutual agreement of the Members, or
(ii) if the Members cannot so agree within twenty (20) days after one Member first proposes in writing to the other Member that Fair Market Value be determined, by two independent Appraisers, one selected by each Member, provided, that if a Member fails to appoint an Appraiser within, ten (10) days following the expiration of such twenty (20) day period, Fair Market Value shall be determined by the Appraiser selected by the other Member. If two Appraisers are selected, each Appraiser shall submit to the Members their respective appraisals within thirty (30) days after their selection. If a discrepancy between the dollar value of the appraisals exceeds 10% of the higher appraisal and the Members do not agree on a settlement of the discrepancy within ten (10) days after receipt of the appraisals, then a third Appraiser mutually selected by the Members (or if they cannot so select, then selected by the first two Appraisers), shall be afforded access to the first two appraisals. The third Appraiser shall select one of the appraisals of the first two Appraisers, which selection shall constitute a final determination of Fair Market Value of the property or asset and shall be binding upon the Members. If a discrepancy between the appraisals of the first two Appraisers is less than 10% of the higher appraisal, then the average of the two appraisals shall constitute a final determination of Fair Market Value of the property or asset and shall be binding upon the Members.

     FISCAL YEAR:  As defined in Section 9.6.

     INITIAL CAPITAL CONTRIBUTION:  As defined in Section 5.1.

     LLC:  As defined in the preamble.

     LLC ASSETS: All assets and property, whether tangible or intangible and whether real, personal, or mixed, at any time owned by or held for the benefit of the LLC.

     LLC INTEREST: As to any Member, all of the interest of that Member in the LLC, including, without limitation, such Member's (i) right to a distributive share of the income, gain, losses and deductions of the LLC in accordance with this Agreement, and (ii) right to a distributive share of LLC Assets.

     LLC GENERAL MANAGER:  As defined in Section 7.2(a).

     MEMBER: Member A and Member B and any other Person who shall in the future execute and deliver this Agreement pursuant to the provisions hereof.

     NET INCOME AND NET LOSS. For a period as determined for federal income tax purposes, the taxable income or loss, respectively, computed with the following adjustments:

           (h) items of gain, loss and deduction relating to LLC Assets shall be computed based on the Carrying Values of the LLC Assets rather than upon their Adjusted Bases, and in the case of depreciation, amortization or other cost recovery deductions, computed using the same method and useful life used by the LLC in computing such deductions for federal income tax purposes;

           (i) income of the LLC shall be treated, for purposes of this definition only, as gross income; and

           (j) expenditures of the LLC described in Section 705(a)(2)(B) of the Code or treated as such expenditures pursuant to Section
1.704-l(b)(2)(iv)(i) of the regulations under the Code shall be treated, for purposes of this definition only, as deductible expenses.

     NOTICE OF DEFAULT:  As defined in Section 11.1(a)(x).

     PERCENTAGE INTEREST: A Member's percentage share of the total LLC Interests, which shall be as follows, unless modified by an amendment to this
Agreement: equal to the percentage that its Capital Contributions bears to the sum of all Capital Contributions. Member A's Initial Percentage Interest is fifty percent (50%), and Member B's Percentage Interest is fifty percent (50%).

     PERSON: Any individual, corporation, association, partnership, limited liability company, joint venture, trust, estate, or other entity or organization.

     RECORDING OFFICE: The office of the Secretary of State of the State of Delaware.

     REPRESENTATIVE:  Any member of the Board of Representatives.

     TAX MATTERS PARTNER:  That person required by Section 6231(a)(7) of the
Code.

     TERMINATION DATE: The thirtieth anniversary of the date upon which the Certificate is duly filed with the Recording Office.

     TERMINATION FORMULA: That formula, as mutually agreed between the Members, which shall be used to calculate an amount that will reflect the value of the LLC to the TO Member. Member A and Member B, as applicable, shall each allocate the necessary resources and meet together as soon as possible following the execution of this Agreement and as often as a party reasonably requests thereafter, in order to negotiate in good faith the Termination Formula which shall be mutually agreed between the parties prior to the expiration of the Associated Agreement Negotiation Period, as extended by mutual agreement between the Members.

     TERMINATION TRANSITION FEE: Equals the greater of: (i) One Hundred Fifty Thousand Dollars ($150,000), or (ii) the lessor of: (a) the TO Member's actual share of the LLC operating expenses during the ninety (90) day period immediately preceding, the notice of termination, if any, otherwise that ninety
(90) day period immediately preceding the LLC termination ("Expense Period") or
(b) fifty percent (50%) of the actual LLC operating expenses for the Expense Period.

     CHANGE IN CONTROL TERMINATION FEE: Equals, initially, twenty five million dollars ($25,000,000) (which shall be replaced by an amount calculated pursuant to the Termination Formula upon that date the Members mutually agree upon the Termination Formula) minus the Warrant Value (as defined below); provided, however, that if the Change in Control Termination Fee resulting from the foregoing subtraction is a number that is less than zero, then the Change in Control Termination Fee shall be deemed to be zero.

     TO WARRANT AGREEMENT: That certain Warrant Agreement by and between the TO Member (as Venture Partner) and the other Member (as Company), dated concurrently herewith.

     WARRANT AGREEMENT: As to each Member, that certain Warrant Agreement between such Member (as Venture Partner) and the other Member (as Company) dated concurrently herewith.

     WARRANT VALUE: Equals the average Market Price (as defined in the TO Warrant Agreement) per share of the Common Stock (as defined in the TO Warrant Agreement) for the thirty (30) trading days immediately following the Exercise Event (as defined in the TO Warrant Agreement) minus the then current Exercise Price (as defined in the TO Warrant Agreement) times the then current Warrant Number (as defined in the TO Warrant Agreement) related to the Warrants (as defined in the TO Warrant Agreement) held by the TO Member, its designees or assigns.